Exhibit (c)(66)

BoardMaterials A U G U S T 9 , 2 0 1 8

Executive Summary

As Antero Resources ("AR") continues to evaluate a potential simplification transaction between Antero Midstream GP LP ("AMGP") and Antero Midstream Partners ("AM"), J.P. Morgan has prepared these discussion materials to address the following topics:

Benefits to AR of a simplification transaction

- AR improves its position at AM across a range of criteria, including governance, valuation, trading liquidity and ability to monetize
  - Eliminates concerns regarding incentives associated with IDRs and Series B units held by AMGP
  - Places midstream assets in C-Corp structure with traditional governance favored by investors
  - As the largest owner of pro forma AMGP (without IDRs and Series B units), AR can benefit from acquisitions of integrated upstream and midstream assets
- The transaction also provides an efficient way to raise cash sufficient to reduce leverage and / or execute a prudent share repurchase program at AR
- The transaction addresses a majority of the key issues raised by AR shareholders

Trading and valuation of pro forma AMGP / AM

- Transaction results in a best-in-class midstream C-Corp with traditional governance, peerless distribution growth and a self-sustaining balance sheet
  - We would expect the pro forma entity to trade at a significant premium to AMGP's current share price
- AR owning pro forma AMGP C-Corp shares vs. AM LP units materially enhances liquidity and monetization ability
  - C-Corp structure provides larger float, trading volume, access to institutional capital, and an improved future source of liquidity for AR
- Precedent E&P monetizations of midstream LP interests have been mixed and often require a significant discount (e.g., Devon and EnLink)

Credit and leverage considerations of pro forma AMGP / AM

- In evaluating potential levels of cash consideration in a transaction, the following should be considered:
  - Pro forma AM / AMGP leverage metrics as compared to peers
  - Potential implications of higher leverage (>3.0x Debt / 2018E EBITDA) at AM / AMGP on credit spreads and rating agency views
  - Implications of higher leverage on equity investor views and strategic financial flexibility
  - Considerations raised by AM's credit documents including the RP basket in AM's bond indenture

After a multi-month, detailed review of all potential alternatives, J.P. Morgan continues to believe that the currently contemplated transaction between AMGP and AM is the most attractive structural alternative for AR

2

General Benefits of an AMGP / AM Merger to AR 3 A Merger of AMGP and AM Provides More Benefits to AR Than Any Other Proposed Transaction J.P. Morgan believes that an acquisition of AM by AMGP is attractive to AR for the following reasons:  Significantly addresses “misalignment” concerns regarding incentives associated with IDRs and Series B units held by AMGP and creates C-Corp structure with traditional governance  AR receiving a premium for AM units in part for cash; sales of AM units today would carry a substantial discount  C-Corp structure provides larger float, liquidity, access to institutional capital, and an improved future source of liquidity for AR  Pro forma AM / AMGP would be a highly-attractive midstream C-Corp with differentiated growth, coverage, leverage and yield profile  AM receives up-front premium and accretion to long-term distributions  Tax shelter provided by step-up enhances AMGP DCF  Analysis indicates AMGP should trade at a significant premium to its current share price  AR goes from having limited voting rights at AM to being the largest AMGP stockholder with proportionate voting rights  Lowers AM cost of equity capital due to elimination of IDRs and Series B units  Generally consistent with expectations of third party commentators  Potential for modest cash component facilitates AR share repurchases consistent with recent peer actions and investor preferences

Comparison of AR Standalone and AR Pro Forma

Proposed Transaction: Key Items for AR's Consideration	Standalone	Pro Forma	J.P. Morgan Assessment
Perceived alignment of Management	"Ownership of IDRs and Series B drives decision making"	AR owns greater percentage than Management of same midstream security	↑
Governance / Control of Antero Midstream	None; AMGP's ownership of AM's General Partner limits AR control	Largest single shareholder with significant influence and voting power, depending on terms of shareholder agreement	↑
Immediate Cash Infusion to AR	None	Potential of up to ~$360 million (depending on election)	↑
Trading Liquidity	AM current public float is $2.5bn; ADTV[1] as a % of public float is 0.7%	AM unitholders to enjoy enhanced liquidity as midstream C-Corp; Pro forma public float is $3.8bn[2]; midstream C-Corp ADTV[1] as a % of public float is typically 1.1%	↑
Valuation of AM to AR in Monetization	AR ability to monetize likely at a significant discount	AR has ability to realize premium cash value for AM in transaction; future monetizations may be at lower discounts	↑
Midstream Distributions to AR per annum	2019E distributions of $219 million to AR	Pro forma DPU expected to be flat; distributions to AR depends on cash election	↔
Equity Cost of Capital	Burdened by IDRs and Series B units (36% GP / IDR take in 2019)	Removal of IDRs and Series B units permanently lowers Antero Midstream's cost of capital	↑
Ownership of Antero Midstream	53% of AM	~29 – 32% of Pro Forma AMGP	↔

Source: FactSet as of 8/2/18
[1] 90 day average daily traded volume; [2] Based on 1.68x exchange ratio on AM public float

4

Several Large-Scale Corporate Simplifications Have Announced and Been Well-Received in 2017 / 2018

Simplification Trend Has Accelerated

- Shortly after the 2008 / 2009 financial crisis, a handful of bellwether MLPs underwent similar simplifications (Magellan, Enterprise, etc.), and entered the Shale revolution with a more advantageous and cost-effective structure
- In recent years, several major MLPs folded into their publicly traded GP C-Corps (KMI, OKE, TRGP), resulting in structural simplification, enhanced corporate governance and greater institutional ownership
- In an acceleration of the trend, and in recognition of the long-term benefits many of the most reputable MLPs have taken action in 2018 towards some type of corporate simplification

One-Day Price Reactions to Recent Large-Scale Simplification Announcements



Acquiror
Target
ENERGY TRANSFER
2.8%
14.0%
ETE
ETP
Williams
2.3%
8.0%
WMB
WPZ

ONEOK Has Been a Top 3 Performer Since Simplification Announcement[1]



Top Midstream performers
CEQP 32%
CQP 28%
OKE 27%
NBLX 23%
ENBL 15%
WPZ 14%
DCP 12%
GLOP 10%
EPD 4%
AMZ (14%)

Source: Company filings, FactSet
[1] Simplification announcement took place on 2/1/17 and closed on 6/30/17

5

C-Corps Attract More Index Investors and Have Meaningfully Higher Trading Liquidity Than MLPs

Antero

ADTV as % of Public Float – Current Public Companies



1.1%
0.9%
0.7%
Legally-structured C-Corps
Check-the-box C-Corps
MLPs

ONEOK Simplification Case Study – Average Daily Trading Volume[1]



$175
$129
$126
$118
30.6 OKS
87.5 OKE
$109
$63
$50
$47
$34
KMI
OKE post roll-up[2]
EPD
ONEOK Pre roll-up[3]
ETP
TRGP
MPLX
MMP
WPZ

Macquarie Infrastructure Corp – LLC to C-Corp Conversion Case Study

Change in Investor Base

Pre-conversion – 3/31/15 | **Post-conversion – 12/31/16**



Growth / Aggressive Growth 74%
GARP 14%
Other 1%
Yield 9%
Value / Deep Value 1%
Index 0%
Growth / Aggressive Growth 64%
GARP 7%
Other 1%
Yield 13%
Value / Deep Value 0%
Index 15%

Index ownership increased to 15%

Change in Average Daily Trading Volume (000s)

6-months pre-conversion[4] | **6-months post-conversion[4]**



~1.5x liquidity
464
706

Source: FactSet as of 8/2/18, equity research
Note: **Legally-Structured C-Corps:** KMI, OKE, SEMG, TRGP, WMB; **Check-the-Box C-Corps:** AMGP, ENLC, PAGP, TEGP
[1] Reflects 30 day ADTV as of 9/30/17 (i.e. as of three months post-closing of OKE / OKS transaction) unless otherwise noted
[2] Represents ADTV from 9/30/17 – 12/31/17
[3] Represents 30 day ADTV as of 1/31/17 (unaffected date prior to roll-up announcement)
[4] Based on conversion date of 5/21/15

6

How does pro forma AMGP address issues raised by AR Shareholders? Interest / reduce leverage and / or fund share repurchase at AR 7 Financial flexibility  C-Corp structure provides larger float, liquidity and access to institutional capital, improving overall flexibility of AR to monetize units for cash acquisitions  As the largest owner of pro forma AMGP (without IDRs and Series B units), AR can benefit from acquisitions of integrated upstream and midstream assets  Improve the ability of Antero to take advantage of future dislocations in the markets Leverage profile  Accelerate debt reduction  Cash portion of AMGP offer provides flexibility to  Enhanced liquidity at pro forma AMGP provides greater ability for future AMGP sell-downs to fund debt reduction / share repurchases  Future acceleration of water earn out payments would provide an additional capital source for deleveraging and share repurchases if included as part of transaction  Implement a material share repurchase program Shareholder return Alignment of Governance  Eliminates concerns regarding incentives associated with IDRs and Series B units held by AMGP  Places AR as largest shareholder of pro forma AMGP in C-Corp structure  Enhanced liquidity allows for more rapid monetization of midstream ownership by PE and Management  Eliminate potential conflicts of interest resulting from the current corporate structure Transaction benefits AR Shareholders’ position

ProFormaTrading&Valuation

Pro Forma AMGP Will Provide a Differentiated Growth, Leverage and Valuation Proposition to Potential Investors

Summary

- Transaction places midstream assets in **best-in-class C-Corp structure with traditional governance favored by investors**
- Pro forma AMGP would have **DCF, EBITDA and cash distribution growth vastly superior to its new corporate peers**, thereby suggesting strong support for AMGP **above its current trading level**
- Pro forma AMGP would offer a **conservative capital return and balance sheet posture with distribution coverage and balance sheet leverage superior to its corporate peers**
- Ultimately, pro forma AMGP's **superior growth and balance sheet will imply upside to the share price, to the benefit of AR**



2018E – 2020E
EBITDA Growth
29%
16%
29%
AMGP PF
Midstream C-Corps
E&P Sponsored MLPs



2018E – 2020E
DPU Growth
38%
5%
15%
AMGP PF
Midstream C-Corps
E&P Sponsored MLPs



2018E – 2020E
DCF Growth
38%
14%
14%
AMGP PF
Midstream C-Corps
E&P Sponsored MLPs¹

Note: Assumes AMGP acquires AM for 1.68x exchange ratio plus $1.92 in cash per unit; Assumes current AMGP share price of $19.04 as of 8/2/18 in calculating metrics
[1] Represents LP DCF growth rather than total DCF growth

9

AMGP Pro Forma Valuation Considerations

Peer Trading Statistics ($mm except where otherwise noted)

- Despite materially higher DCF growth, AMGP PF trades at significantly lower cash flow multiples with 100 - 300bps of potential yield improvement
- Every 100bps improvement in 2019E yield would represent a $3.25 increase in share price, or a ~18% improvement to AMGP's current price


2019E FV / EBITDA
11.2x
11.7x
12.2x
2019E EV / DCF
12.3x
15.6x
11.2x
2019E Yield
7%
5%
8%
2019E Total coverage
1.2x
1.2x
1.2x
Net debt / 2018E EBITDA
2.8x
3.5x
2.5x
90- day ADTV %
0.7%
1.1%
0.5%
2020E FV / EBITDA
9.1x
11.0x
8.7x
2020E EV / DCF
10.0x
13.1x
10.9x
2020E Yield
9%
6%
8%
2020E Total coverage
1.1x
1.3x
1.2x
Net debt / 2019E EBITDA
2.7x
3.2x
1.8x
Public float ($bn)
$4
$25
$2
AMGP PF
Midstream C-Corps
E&P Sponsored MLPs

Source: FactSet as of 8/2/18; Midstream C-Corps include: OKE, TRGP,WMB; E&P Sponsored MLPs include: WES, EQM, NBLX, CNXM, HESM
Note: Assumes AMGP acquires AM for 1.68x exchange ratio plus $1.92 in cash per unit; Assumes current AMGP share price of $19.04 as of 8/2/18 in calculating metrics

10

In Both Secondary Offerings and Sales of a Full Stake, Parent Companies Realize a Significant Discount to the Market Value of Their MLP Ownership

Selected Recent Secondary MLP Follow-Ons

Pricing date	Issuer	Deal type	Size ($mm)	% Mkt cap	xADTV	File/ Offer	All-in discount	Offer/ 1-Day	Offer/ Current	Selling shareholder
06/26/18	CNX Midstream Partners LP	CMPO	$137	11.7%	68.0x	(11.9%)	(13.3%)	2.7%	10.5%	Noble Energy
06/12/18	USA Compression Partners LP	Block	81	5.2	24.0	(9.9)	(11.0)	0.3	2.3	Riverstone
09/06/17	Antero Midstream Partners LP	Block	315	5.4	26.3	(6.4)	(7.4)	(0.7)	7.8	Antero Resources
01/30/17	Summit Midstream Partners LP	Block	96	5.5	21.5	(8.2)	(9.5)	(0.2)	(27.9)	Energy Capital Partners
09/09/16	GasLog Pts LP	Block	46	10.9	18.4	(4.6)	(6.3)	0.1	28.5	Directors of the Company
06/13/16	Western Gas Equity Pts LP	Block	481	5.7	77.8	(7.8)	(8.8)	(3.6)	(5.5)	Anadarko Petroleum
03/24/16	Antero Midstream Pts LP	Block	179	4.5	17.5	(10.3)	(10.9)	(2.9)	51.3	Antero Resources
06/04/15	Western Gas Equity Pts	Fully Marketed	134	1.1	31.6	(8.3)	(11.1)	-	(37.5)	Anadarko Petroleum
06/04/15	Western Gas	TEU	460	5.5	110.1	n/a	n/a	-	(37.5)	Anadarko Petroleum
04/09/15	Memorial Production Pts	Block	77	5.3	5.8	(4.4)	(6.0)	0.1	n/a	NGP
	Total		**$2,006**							
	Mean		**$201**	**6.1%**	**40.1x**	**(8.0%)**	**(9.4%)**	**(0.4%)**	**(0.9%)**	
	Median		**$135**	**5.4%**	**25.2x**	**(8.2%)**	**(9.5%)**	**-**	**2.3%**	

Devon Energy Divestiture of its Stake in EnLink Midstream

- In June 2018, Devon Energy sold its entire stake in the EnLink Midstream complex, comprised of ~115 million shares in EnLink Midstream LLC ("ENLC") and ~95 million units in EnLink Midstream Partners LP ("ENLK") for $3.1bn to Global Infrastructure Partners ("GIP")
- Sale represented a 16.4% discount to then current market value and a discount of 8.0% to ENLC/ENLK's respective 30 day volume weighted average prices

ENLC share price as of 6/5/18	$17.80
ENLK unit price as of 6/5/18	$17.77
DVN ownership (shares / units in mm)	
ENLC	115.5
ENLK	94.7
DVN ownership ($mm)	
ENLC	2,056
ENLK	1,682
Total equity value attributable to Devon	**$3,738**
Global Infrastructure Partners purchase price ($mm)	**$3,125**
Implied discount to market value	**(16.4%)**
Implied discount to 30-day VWAPs	**(8.0%)**

Source: Dealogic and FactSet as of 8/2/18, company filings

11

ProFormaLeverage&Credit Considerations

Review of AMGP / AM Peer Leverage Levels 3.5x 3.4x 3.2x 2.5x 2.3x 2.3x (0.4x) Standalone AM OKE WES TRGP EQM CNXM NBLX HESM Amount ($mm) Issue Ratings Current as of 8/2/18 Implied Tenor Issuer Issue type Coupon Issue Date Maturity Price YTW YTW date Nustar Logistics Sr Nts 5.625% 550 Apr-17 Apr-27 Ba2 / BB 98.13 5.90% Apr-27 8.7 Enlink Midstream Partners Sr Nts 4.850% 500 Jul-16 Jul-26 Ba1 / BB+ 95.88 5.50% Jul-26 7.9 Antero Midstream Partners Sr Nts 5.375% 650 Sep-16 Sep-24 B1 / BB+ 100.75 5.17% Sep-22 4.1 Western Gas Partners Sr Nts 4.650% 500 Jun-16 Jul-26 Ba1 / BBB-99.37 4.75% Jul-26 7.9 Source: FactSet and Bloomberg as of 8/2/18; Note: Antero metrics represent company projections 13 JPMorgan Global HY6.70% EQT Midstream PartnersSr Nts4.125%500Nov-16Dec-26Ba1 / BBB-93.165.15%Dec-268.3 Hess Infrastructure Partners LPSr Nts5.625%800Nov-17Feb-26Ba3 / BB+100.635.49%Feb-245.5 Summit Midstream PartnersSr Nts5.500%300Jul-14Aug-22B1 / BB-99.255.71%Aug-224.0 CNX Midstream Partners LPSr Nts6.500%400Mar-18Mar-26B3 / BB-99.006.67%Mar-267.6 Current Debt Trading Levels 2.8x 2018E Net Debt / EBITDA

AM / AMGP Standalone vs. Pro Forma Leverage Analysis considerations issuances, including upcoming term out of AM fund new growth capex and/or external M&A 2018E 2019E 3.3x 3.1x AM standalone 1.65x ex ratio, no cash 1.68x ex ratio, $1.92 cash per unit 1.71x ex ratio, $3.84 cash per unit Source: Antero management projections 14 2.8x2.7x 2.3x2.2x2.3x2.4x Net Debt / LTM EBITDA  Pro forma leverage of >3.0x raises the following  Higher credit spreads – as much as 100bps – for new revolver  Negative reaction from equity investors who viewed AMGP / AM’s balance sheet as differentiating  Reduced financial flexibility including the ability to  J.P. Morgan believes that leverage levels of up to 3.0x should not pose a risk to the ratings  Leverage levels near 4.0x or greater would clearly cause a downgrade of both Ba2 and BB+ ratings  A leverage level from 3.0 – 4.0x is in the “grey zone” and ratings will fundamentally depend on the financial policy articulated to the rating agencies and the deleveraging in the business plan Financial and Strategic Considerations Rating Agency Considerations

Credit Considerations of Transaction a Sizeable Cash Component in a Potential AMGP / AM 15  AM’s credit agreement does not allow for any restricted payments outside of regular distributions to unitholders  Any cash consideration as part of a simplification transaction will require AM to seek a 50.1% amendment from RCF lenders to allow for the restricted payment  Given current drawing under the RCF, AM has been contemplating exercising the incremental with the credit facility and increasing commitments from $1.5bn to $2.0bn in conjunction with any simplification  The RCF lenders are all private side bank relationship lenders who have seen the AM’s projections over time and also heard their communicated financial policy  The increased leverage profile of AMGP PF could make the execution of the amendment and the $500mm upsize more challenging Ramifications for Credit Facility  AM trading levels could be negatively impacted as a result of incremental leverage and investor surprise with the Company’s breach of its financial policy and the flexibility of the existing indenture  Antero currently estimates their restricted payment capacity in AM’s high yield indenture to be ~$700 - $750 million  Restricted payment calculations are notoriously challenging for investors to calculate without direct input from the Company  Meaningful usage of AM’s large restricted payment capacity will likely be surprising to investors as most high yield issuers, particularly public companies, rarely push the envelope of their restricted payment capacity  Additionally, MLPs rarely make any meaningful restricted payments outside of their regular distribution to unitholders  While impossible to perfectly predict, J.P. Morgan believes that with the contemplated amount of cash consideration, AM’s existing high yield notes could trade off by ~100bps and expect a similar impact to any near-term new issues rates used to term out revolving credit facility borrowings Ramifications for High Yield  J.P. Morgan understands that the cash consideration of any AMGP / AM transaction will be structured to avoid requiring AM bondholder consent  Since its inaugural bond offering, AM has communicated a financial policy to bondholders of leverage between 2.0x – 2.5x, with the potential to flex up to ~3.0x in conjunction with accretive acquisitions  With a cash component at / near $700 million, AMGP pro forma leverage will exceed 3.0x, a departure from AM’s corporate policy  Both Antero and Antero Midstream have been able to achieve best in class pricing in the high yield market over time and are now considered a “darling” of the high yield space with a trajectory to investment grade  The current AM high yield trading levels of $100.75 / 5.17% reflect not only AM’s credit profile but also the trust that AR and AM management have built with investors through years of delivering strong financial and operational results Overview

Conclusion

Summary Takeaways 17 A Merger of AMGP and AM Provides More Benefits to AR Than Any Other Proposed Transaction Based on its detailed analysis of the potential structural alternatives previously reviewed with the AR Special Committee and the Board, Antero management and its advisors continue to believe that an acquisition of AM by AMGP is the most attractive structural alternative for AR’s shareholders  Financially viable to equity holders of AR, AMGP and AM  Best addresses AR shareholder concerns regarding mis-alignment of incentives  Pro forma AM / AMGP would be highly-attractive midstream C-Corp with differentiated growth, coverage, leverage and yield profile  AM receives up-front premium and accretion to long-term distributions  Tax shelter provided by step-up enhances AMGP DCF  Analysis indicates AMGP should hold value and even improve  C-Corp structure provides larger float, liquidity, access to institutional capital, and an improved future source of liquidity for AR as exampled by ONEOK and Macquarie Infrastructure  At pro forma leverage of 3.0x or lower, there is little risk of a credit downgrade at AMGP pro forma

Appendix

The Antero Family has Modestly Outperformed Peers as Market Waits for an Anticipated Simplification Announcement

SailingStone 13D (1/29/18) Special Committee Formation (2/26/18)

AR Price performance YTD

	Performance since			
	1/29/18	2/26/18	3 months	1 month
AR	**(5%)**	**0%**	**(1%)**	**(10%)**
Peers	(11%)	2%	3%	(7%)
S&P E&P	4%	16%	6%	1%

AM Price performance YTD

	Performance since			
	1/29/18	2/26/18	3 months	1 month
AM	**2%**	**28%**	**24%**	**12%**
Peers	(10%)	3%	4%	4%
AMZ	(5%)	8%	9%	8%

AMGP Price performance YTD

	Performance since			
	1/29/18	2/26/18	3 months	1 month
AMGP	**(14%)**	**(1%)**	**9%**	**2%**
Peers	(15%)	(0%)	3%	1%
AMZ	(5%)	8%	9%	8%

AR Commentary

- AR price performance has been in line with industry but 6% above peers since SailingStone filed 13D
- Peers continue to pursue midstream simplification / separation (EQT and GPOR) and announce share repurchase programs (EQT and COG)
- Living within cash flow and focus on shareholder returns remain core themes in the upstream industry

AMGP / AM Commentary

- AM has outperformed its peers by of 12% since SailingStone filed 13D (7% versus AMZ)
- IDR and Series B elimination and governance simplification remain core themes in the midstream space
- AM outperformance is driven in part by expectation of a potential AMGP offer to AM at a premium
- AMGP performance in line with industry and peers
- AMGP's performance relative to AM possibly driven by investor expectations for proposed transaction

Source: FactSet as of 8/2/18

AR Peers: COG, EQT, GPOR, RRC, SWN, CNX; **AM Peers:** CNXM, EQM, HESM, NBLX, WES; **AMGP Peers:** ENLC, EQGP, TEGP, WGP

Note: SailingStone filed 13D during market trading on 1/29/18, unaffected date of 1/26/18 used; Antero released its press release announcing the formation of Special Committees before market open on 2/26/18, unaffected date of 2/23/18 used

19

Wall Street Perspectives “We view a consolidation of the midstream complex as the most likely outcome of this review” “the combined midstream asset base could see a significant rerate with NAV of inventory blowdown >$12.5B vs. current combined equity value of ~$8.5B.” “Though two scenarios are explored, relative valuation gap between AM and AMGP leaves a GP buy-in of the LP as the more probable outcome.” - TPH - TPH - TPH “We believe that the focus remains on the potential merger of Antero Midstream GP and conversion from an MLP structure to a corporation. We would view a simplified proforma entity favourably.” “[Post-transaction, the pro-forma entity] would retain a far and away best in class dividend / share growth outlook with conservative coverage and a very conservative leverage ratio for the foreseeable future.” “we see AM+AMGP potentially trading at 11.4x 2019e EBITDA, a level we believe could be quite attractive relative to an estimated 2019-2021 EBITDA CAGR of 22%.” - TD Securities - Raymond James - Morgan Stanley 20 Pro forma Valuation Midstream Simplification

ETE / ETP simplification case study

ENERGY TRANSFER

Market reaction


ETE
ETE
Peers[1]
Index[2]
2.8%
0.5%
2.3%
1 day
2.7%
0.0%
2.7%
2 day
ETP
ETP
Peers[3]
Index[2]
14.0%
0.8%
2.3%
1 day
13.6%
1.2%
2.7%
2 day

Pro forma metrics

	Standalone	Pro forma	AMGP pro forma[4]
ETE			
2019E DCF	$1.46	$2.05	1.54
2019E DPU	$1.22	$1.22	1.32
Coverage	1.20x	1.68x	1.17x
DPU growth (2019-2021 CAGR)	6.7%	6.7%	24.4%
ETP			
2019E LP DCF/unit	$2.85	$2.63	
2019E DPU	$2.26	$1.56	
2019E LP coverage	1.26x	1.68x	
DPU growth (2019-2021 CAGR)	2.6%	6.7%	
2019E GP take of distributions	37.4%	-	

Select ratings agency commentary

MOODY'S ***affirms ETP at Baa3, negative outlook (8/2/18)***

*"This simplification transaction, which, with the projected elimination of ETE's Incentive Distribution Rights (IDRs), **will relieve ETP of the growing IDR burden on its cost of capital, while enabling it to retain a significantly greater amount of cash flow with which to fund its future growth**. The combined entities' extremely large and diversified midstream asset base, generating largely fee-based cash flows should enable the company to manage its financial leverage to a modestly lower level while sustaining high levels of distribution coverage"*

*"From the perspective of the consolidated credit profile, the acquisition of ETP in an all equity transaction will **reduce structural complexity, enhance corporate transparency, and further grow scale and business segment diversity**. The combined entity will have strong distribution coverage metrics and the corresponding ability to internally fund a meaningful portion of its growth capital expenditures. This will result in less reliance on equity capital markets to fund growth expenditures while correspondingly providing for sounder liquidity."*

Source: FactSet as of 8/1/18, broker research, investor presentation, press release
[1] ETE peers include WGP, EQGP, AMGP, ENLC; [2] Alerian MLP Index; [3] ETP peers include ENB, TRP, WPZ, EPD, KMI, PAA; [4] Assumes AMGP acquires AM at 1.68x exchange ratio + $1.92 in cash consideration per AM unit

21